 3

LYNCH CORPORATION

401 Theodore Fremd Avenue

Rye, NY 10580

__________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 10, 2001

__________

April 18, 2001

To the Shareholders of Lynch Corporation

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lynch Corporation, an Indiana Corporation, will be held at the Greenwich Public Library, 101 West Putnam Avenue, Greenwich, Connecticut on Thursday, May 10, 2001, at 3:00 p.m. for the following purposes:

         1. To elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

         2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Information relating to the above matters is set forth in the attached Proxy Statement. As fixed by the Board of Directors, only Shareholders of record at the close of business of March 23, 2001 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

The Board of Directors encourages all shareholders to personally attend the annual meeting. Your vote is very important regardless of the number of shares you own. Shareholders who do not expect to attend are requested to promptly date, complete and return the enclosed proxy card in the enclosed accompanying postage-paid envelope in order that their shares of common stock may be represented at the annual meeting. Your cooperation is greatly appreciated.

By Order of the Board of Directors

                                                                         Roger J. Dexter
                                                                         Chief Financial Officer

IMPORTANT: Your vote is important regardless of the number of shares you own. Please date, sign and return your proxy promptly in the enclosed envelope. Your cooperation is greatly appreciated.

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LYNCH CORPORATION

401 Theodore Fremd Avenue

Rye, NY 10580

__________

PROXY STATEMENT

This Proxy Statement is furnished by the Board of Directors of Lynch Corporation (the "Corporation") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the Greenwich Public Library, Greenwich Connecticut on May 10, 2001, at 3:00 P.M. and at any adjournments thereof. This Proxy Statement and the accompanying proxy is first being mailed to shareholders on or about April 18, 2001.

Only shareholders of record at the close of business on March 23, 2001 are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on such date, 1,510,183 shares of the Corporation's common stock, no par value (the "Common Stock"), were outstanding and eligible to vote. Each share of Common Stock is entitled to one vote on each matter submitted to the shareholders. Where a specific designation is given in the proxy, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted FOR the nominees for director named below, and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting. Any shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her proxy and voting in person.

An automated system administered by the Corporation's transfer agent tabulates the votes. Pursuant to the Indiana business corporation law and the By-laws of the Company, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted FOR the nominees named below. If for any reason any nominee shall not be available for election, such proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees in place of those who decline to be candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election.

The election of directors shall be determined by a plurality of the votes cast.

Six of the nominees have served as directors of Lynch Corporation since the last Annual Meeting of Shareholders on May 11, 2000, and one director (Anthony T. Castor III) was appointed in February 2001. The By-laws of the Corporation provide that Board of Directors shall consist of no less than five and no more than thirteen members and that any vacancies on the Board of Directors for whatever cause arising, including newly created directorships, may be filled by the remaining directors until the next meeting of shareholders. Biographical summaries and ages as of April 1, 2001 of the nominees are set forth below. Data with respect to the number of shares of the Common Stock beneficially owned by each of them appears on page 4 of this Proxy Statement. All such information has been furnished to the Corporation by the nominees.

                                  And Principal Occupation
                           For Last 5 Years; and Directorships in                               Served as
                        Public Corporations and Investment Companies                          Director From
                        --------------------------------------------

Anthony T. Castor III, 49
  Vice Chairman of the Corporation (2001-present);Interim President and Chief Executive
Officer of Spinnaker Industries, Inc. (2001 - present); President and Chief Executive
Officer and a Director of The Morgan Group, Inc. (2000-present); President and Chief
Executive Officer of Precision Industries Corporation (1997-1999) and Hayward Industries,
Inc. (1993-1997).                                                                             2001

E. Val Cerutti, 61
  Business Consultant (since 1992); President and Chief Operating Officer (1975-1992) of
Stella D'oro Biscuit Co., Inc., producer of bakery products; Director of Spinnaker
Industries, Inc., The Gabelli Convertible Securities Fund and The Gabelli Gold Fund           1990

Robert E. Dolan, 49
  Chief Financial Officer (1992-January 2001) and Controller (1990-January 2000) of the
Corporation; Chief Financial Officer of Lynch Interactive Corporation (1999 to present)       2000

Mario J. Gabelli, 58
  Chairman (since 1986) and Chief Executive Officer (1986-January 2000) of the Corporation;
Chairman, Chief Executive Officer and a Director of Lynch Interactive Corporation (since
September 1999); Chairman and Chief Executive Officer of Gabelli Group Capital Partners,
Inc. (since 1980), a private company which makes investments for its own account; Chairman and Chief Executive Officer of Gabelli Asset Management Inc. (since 1999), a NYSE listed holding company for subsidiaries engaged in various aspects of the securities business;
Director/Trustee and/or President of all registered investment companies managed by Gabelli
Funds, LLC (since 1986); Governor of the American Stock Exchange; Overseer of Columbia
University Graduate School of Business; Trustee of Fairfield University, Roger Williams
University, Bruce Museum, Winston Churchill Foundation and E.L. Wigend Foundation; Director
of the National Italian American Foundation and the American-Italian Cancer Foundation;
Chairman, Patron's Committee of Immaculate Conception School; and former trustee of Fordham
Preparatory School and Dr. I. Fund Foundation
                                                                                              1986

Avrum Gray, 65
  Chairman and Chief Executive Officer of G-Bar Limited Partnership and affiliates (1982 to present), proprietary computer based derivative arbitrage trading companies; Gray Capital
Corp., and ACI I (1958-1998); Chairman of the Board, Lynch Systems, Inc., (1997 to present)
                                                                                              1999

Louis A. Guzzetti, Jr., 62
  President and Chief Executive Officer of the Corporation (January 2000 - March 2001);
Chairman and a Director of Spinnaker Industries, Inc. (2000 - present); President and Chief
Executive Officer of Envirosource, Inc. (1986-1999).                                          2000

Ralph R. Papitto, 74
  Chairman and Chief Executive Officer of AFC Cable Systems, Inc., a manufacturer and supplier of electrical distribution products (1993-1999); Founder, Chairman and a Director of Nortek, Inc., a manufacturer of construction products (1967-1993); Director of Lynch
Interactive Corporation (since 1999), Spinnaker Industries, Inc.; AFC Cable Systems, Inc.;
and Global Sports & Gaming.Com; Chairman of the Board of Trustees of Roger Williams
University.                                                                                   1995

OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

There were five meetings of the Board of Directors during 2000, and the Board acted three times by unanimous written consent.

The Board of Directors has established three standing committees, the principal duties of which are described below:

Audit Committee: Recommends to the Board of Directors the appointment of independent auditors; reviews the independence of the independent auditors; reviews with management and the independent auditors the annual financial statements prior to shareholders prior to their filing with the Securities and Exchange Commission; reviews the report by the independent auditors concerning management procedures and policies; and determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met five times during 2000. The present members are Messrs. Papitto (Chairman), and Gray. See the Report of the Audit Committee at page 9. Attached as Exhibit A hereto is the Charter of the Audit Committee.

Executive Compensation and Benefits Committee: Develops and makes recommendations to the Board of Directors with respect to the Corporation's executive compensation policies; recommends to the Board of Directors the compensation to be paid to executive officers; administers the Lynch Corporation Bonus Plan and 401(k) Savings Plan, as summarized on pages 6 and 7 of this Proxy Statement; and performs such other duties as may be assigned to it by the Board of Directors. The Executive Compensation and Benefits Committee met once during 2000 and acted once by unanimous written consent. The present members are Messrs. Papitto (Chairman), and Cerutti.

Executive Committee: Exercises all the power and authority of the Board of Directors, except as otherwise provided by Delaware law or by the By-laws of the Corporation, in the management and affairs of the Corporation during intervals between meeting of the Board of Directors. The Executive Committee did not meet during 2000. The present members are Messrs. Gabelli (Chairman), Papitto and Cerutti.

The Corporation does not have a nominating committee. Nominations for directors and officers of the Corporation are matters considered by the entire Board of Directors.

COMPENSATION OF DIRECTORS

Directors who are not otherwise employees receive a cash retainer of $2,000 per quarter, a fee of $1,000 for each in personam Board of Directors Meeting and a fee of $1,000 for each telephonic Board of Directors meeting (which lasts for at least one hour) and each committee meeting the director attends. In addition, a non-employee director serving as a committee chairman receives an additional $1,000 annual cash retainer. A director who is an employee of the Corporation is not compensated for services as a member of the Board of Directors or any committee thereof. In addition, the Corporation purchases accidental death and dismemberment insurance coverage of $100,000 for each member of the Board of Directors and maintains a liability insurance policy which provides for indemnification of each Director (and officer) against certain liabilities which each may incur in his capacity as such.

Mr. Cerutti is also a member of the Boards of Directors of the Corporation's subsidiaries Spinnaker Industries, Inc., Lynch Systems, Inc. and M-tron Industries, Inc. and received $38,500 in 2000 for such services. Mr. Gray is also a Chairman of the Board of Lynch Systems, Inc. and received $56,000 in 2000 for such service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2001, certain information with respect to all persons each known to the Corporation to own beneficially more than 5% of the Common Stock of the Corporation, which is the only class of voting stock of the Corporation outstanding. The table also sets forth information with respect to the Corporation's Common Stock beneficially owned by the directors, by each of the executive officers named in the Summary Compensation Table on page 6 of this Proxy Statement, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which a person has the sole or shared voting or investment power or any shares which the person can acquire within 60 days (e.g., through exercise of stock options or conversions of securities). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock set forth in the table. The following information is either reflected in Schedule 13Ds and 13Gs or Form 3s, Form 4s and Form 5s that have been filed with the Securities and Exchange Commission or which has otherwise been furnished to the Corporation.

                  Beneficial Owner*                     Of Beneficial Ownership     Of Class
                  -----------------                     -----------------------     --------
Dimensional Fund Advisors, Inc.                                  78,706(1)            5.2%
Mario J. Gabelli                                                430,190(2)           28.5%
Anthony T. Castor, III                                                0                 **
E. Val Cerutti                                                    1,152(3)              **
Avrum Gray                                                        8,900(4)              **
Louis A. Guzzetti                                                 2,300                 **
Ralph R. Papitto                                                    952                 **
Robert E. Dolan                                                     235(5)              **
George E. Fuehrer                                                     0                 **
Roger J. Dexter                                                       0                 **
Robert A. Hurwich                                                   372(6)              **
All Directors and Executive Officers as a group (ten              4,101              30.1%
in total)

        * The address of each holder of more than 5% of the Common Stock is as follows: Dimensional Fund Advisors – 1299 Ocean Avenue, Santa Monica, CA 90401, and Mr. Gabelli - Corporate Center at Rye, Rye, NY 10580.

** Represents holdings of less than one percent.

        (1) Because of its investment and/or voting power over shares of Common Stock of the Corporation held in the accounts of its investment advisory clients, Dimensional Fund Advisors, Inc., an investment adviser (“Dimensional”), is deemed to be the beneficial owner of 78,700 shares. Dimensional disclaims beneficial ownership of all such shares.

        (2) Includes 359,190 shares of Common Stock owned directly by Mr. Gabelli (including 3,376 held for the benefit of Mr. Gabelli under the Corporation’s 401(k) Savings Plan), 1,000 shares owned by a charitable foundation of which Mr. Gabelli is a trustee and 70,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has an approximate 6% interest. Mr. Gabelli disclaims beneficial ownership of the shares owned by the foundation and by the partnership, except for his 6% interest therein.

        (3) 500 shares are jointly owned with his wife, with whom he shares voting and investment power.

        (4) Includes 3,400 shares owned by Mr. Gray, 500 shares owned by a partnership of which Mr. Gray is the general partner, 1,600 shares owned by a partnership of which Mr. Gray is one of the general partners, 1,400 shares owned by Mr. Gray’s wife and 2,000 shares owned by a partnership of which Mr. Gray’s wife is one of the general partners.

        (5) Includes 35 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has voting and investment power

        (6) Held for the benefit of Mr. Hurwich under the Corporation's 401(k) Savings Plan.

Spinnaker Industries, Inc. is an approximately 48% owned subsidiary ( 60% voting interest) of the Corporation whose stock is traded on the American Stock Exchange (AMEX). Mr. Gabelli may be deemed to be a beneficial owner of 2,237,203 shares of Common Stock and 1,259,036 shares of Spinnaker's Class A Common Stock owned by the Corporation, by virtue of his ownership of approximately 28.5% of the shares of Common Stock of the Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of Spinnaker stock held by the Corporation.

EXECUTIVE COMPENSATION

On September 1, 1999, the Corporation spun off Lynch Interactive Corporation (the "Spin Off") and the Executive Officers of the Corporation became employees of Lynch Interactive Corporation (with substantially the same salaries, bonus potential and other compensation arrangements as were then in effect). At that time, they ceased to be employees of Lynch Corporation although they remained the Executive Officers of Lynch Corporation. Lynch Interactive began charging Lynch Corporation for the corporate services provided by such Executive Officers (approximately 25% of their compensation cost from September 1 to December 31, 1999). As of January 1, 2000, Mr. Gabelli became an employee of the Corporation again. Also, in January 2000, the Corporation hired Louis A. Guzzetti, Jr. as President and Chief Executive Officer, George E. Fuehrer as Vice President, Business Development and Roger J. Dexter, who became Chief Financial Officer in March 2000.

The following tables set forth compensation received by the Corporation's Chief Executive Officer and each of the other executive officers of the Corporation for the last three fiscal years.

The information set forth under Executive Compensation includes the compensation paid prior to September 1, 1999 by the Corporation, between September 1, 1999, and December 31, 2000 by Lynch Interactive Corporation (except long-term compensation) and by the Corporation since January 1, 2000.

                                       Annual Compensation

                                                                             Long Term Compensation
                                                                                    Awards
                                                                             Stock
                                                                            Underlying              All Other Compensation
                                                                             SARs2     Payments3             ($)4
     Name and Principal Position       Year     Salary($)  Bonus($)1     (#)           ($)

Mario J. Gabelli                        2000     150,000      0           -            -               0
  Chief Executive Officer               1999     500,000      0           -         483,039            0
  Chairman of the Board                 1998     500,000      0           -            -             200
  Chairman of the Executive
Committee(5)

Louis A. Guzzetti, Jr.
President & Chief Executive Officer     2000     240,545      0           -             -              0
(5)(6)
 George E. Fuehrer
 Vice President, Business Development   2000     172,776      0           -             -              0
    (6)
Roger J. Dexter
Chief Financial Officer                 2000      96,847      0           -             -              0

(1) Bonuses earned in any fiscal year are generally paid during the following fiscal year.

(2) Shares of Common Stock of Lynch Corporation at the time of grant underlying Phantom Stock Plan awards.

(3) Represents payments by Lynch Corporation under the Phantom Stock Plan of Lynch Corporation and Lynch Interactive in 2000 based upon December 31, 1999, stock values. Does not include $1,868,998 paid by Lynch Interactive in 2000 based upon December 31, 1999 stock values to Mr. Gabelli.

(4) The compensation reported represents contributions made to the Lynch Corporation 401(k) Savings Plan. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to Executive Compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for 2000.

(5) Mr. Gabelli resigned as Chief Executive Officer of the Corporation in January 2000 upon the appointment of Louis A. Guzzetti, Jr. as President and Chief Executive Officer.

(6) Became employees of the Corporation in January 2000. Ceased to be officers and employees of the Company effective April 1, 2001, at which time they became employees of Spinnaker Industries, Inc., a subsidiary of the Company.

There were no grants of stock options or stock appreciation rights during 2000, and the Phantom Stock Plan was terminated by the Board of Directors of Lynch Corporation effective as of December 31, 1999.

EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

The Executive Compensation and Benefits Committee (the "Committee") of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation's executive compensation policies and administering the various executive compensation plans. In addition, the Committee recommends to the Board of Directors the annual compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Corporation, as well as to other key employees. The Committee is comprised of two independent, non-employee directors.

The objectives of the Corporation's executive compensation program are to:

o Support the achievement of desired Corporation performance.

o Provide compensation that will attract and retain superior talent and reward performance.

o Ensure that there is appropriate linkage between executive compensation and the enhancement of shareholder value.

o Evaluate the effectiveness of the Corporation’s incentives for key executives.

The executive compensation program is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term Company performance, as well as individual performance. The Committee uses its discretion to recommend executive compensation at levels warranted in its judgment by corporate and individual performance.

Executive Officer Compensation Program

The Corporation's executive officer compensation program is comprised of base salary, cash bonus compensation, 401(k) Savings Plan, and other benefits generally available to employees of the Corporation.

Base Salary

Base salary levels for the Corporation's executive officers are intended to be competitive. In recommending salaries the Committee also takes into account individual experience and performance and specific issues relating to the Corporation. A summary of the compensation awarded to the Chief Executive Officer and the other executive officers is set forth in the "Summary Compensation Table" on page 5 of this Proxy Statement. Initial salaries for Messrs. Guzzetti, Fuehrer and Dexter, who were hired in 2000, were based upon a variety of judgmental factors, including their respective proposed responsibilities with the Corporation, their background and experience, and the size and nature of the Corporation's business. With respect to Mr. Gabelli, who resigned as the Chief Executive Officer of the Corporation in January 2000 upon the appointment of Louis A. Guzzetti as President and Chief Executive Officer, the Committee determined that $150,000 was an appropriate salary considering his prospective services to the Corporation.

Bonus Plan

The Corporation has in place a bonus plan that is based on an objective measure of corporate performance and on subjective evaluation of individual performance for its executive officers (other than certain Principal Executive Officers, including Mr. Gabelli) and other key personnel. In general, the plan provides for an annual bonus pool equal to 20% of the excess of (i) the consolidated pre-tax profits of the Corporation for a calendar year less (ii) 25% of the Corporation's average shareholders equity at the beginning of such year. Shareholders' equity is the average of shareholders equity at the beginning of the period and at the beginning of the two preceding years. The bonus pool would also be reduced by amounts paid pursuant to the Principal Executive Bonus Plan. See next paragraph below. The Executive Compensation and Benefits Committee in its discretion may take into consideration other factors and circumstances in determining the amount of the bonus pool and awarding bonuses such as progress toward achievement of strategic goals and qualitative aspects of management performance. The total bonuses paid for 1998 and 1999 exceeded the bonus formula because of the work by management in achieving strategic goals, including investments in personal communications services, acquisitions and financings, allowed no bonus to be paid to Mr. Gabelli. The breakdown of the bonus pool is not based upon a formula but upon judgmental factors.

Mr. Gabelli is the sole participant in the Principal Executive Bonus Plan of Lynch Corporation adopted by the Board of Directors and initially approved by shareholders in 1997 and amended in 2000. The Principal Executive Bonus Plan is similar to the regular Bonus Plan, except that it (i) specifies a Maximum Annual Bonus (as defined therein) which is based on a maximum percentage (80%) of a specified bonus pool and (ii) removes the discretion of the Committee to award annual bonuses above the established Maximum Annual Bonus. The Plan is designed to satisfy an exemption from Section 162(m) of the Internal Revenue Code, which denies a deduction by an employer for certain compensation in excess of $1 million per year. No bonus was paid to Mr. Gabelli for 1998, 1999 or 2000 under the Principal Executive Bonus Plan.

A summary of bonuses awarded to the Chief Executive Officer and certain other executive officers is set forth in the "Summary Compensation Table" on page 5 of this Proxy Statement.

Lynch Corporation 401(k) Savings Plan

All employees of the Corporation and certain of its subsidiaries are eligible to participate in the Lynch Corporation 401(k) Savings Plan, after having completed one year of service (as defined in the Plan) and having reached the age of 18.

The 401(k) Plan permits employees to make contributions by deferring a portion of their compensation. Participating employees also share in contributions made by their respective employers. The annual mandatory employer contribution to each participant's account is equal to 25% of the first $800 of the participant's contribution. In addition, the employer may make a discretionary contribution of up to 75% of the first $800 of the participant's contribution. No employer contribution was made in 1999. A participant's interest in both employee and employer contributions and earnings thereupon are fully vested at all times.

Employee and employer contributions are invested in guaranteed investment contracts, certain mutual funds or Common Stock of the Corporation, as determined by the participants. With respect to the individuals listed in the Summary Compensation Table, Mr. Gabelli did not defer any compensation received from the Corporation under the Lynch Corporation Plan during 2000, but did defer compensation received from Lynch Interactive. Messrs. Guzzetti, Fuehrer and Dexter did not participate in the Plan in 2000 because they had not satisfied the one-year waiting period.

Benefits

The Corporation provides medical life insurance and disability benefits to the executive officers that are generally available to Corporation employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for fiscal 2000.

Chief Executive Officer Compensation

Mr. Gabelli, who was chief executive officer of the Corporation from 1986 to January 2000, received a salary of $500,000 per year for the years 1996 through 1999 (including payments from Lynch Interactive Corporation from September 1, 1999 through December 31, 1999) and no annual bonus. For 2000, the Committee recommended a salary of $150,000 in light of the Lynch Interactive Spin Off and Mr. Guzzetti being hired as President and Chief Executive Officer. Mr. Guzzetti became President and Chief Executive Officer of the Corporation in January 2000 at a salary of $250,000 per year with the understanding that he was not to participate in the bonus pool or any other incentive compensation. However, it was understood that Mr. Guzzetti would be free to pursue on his own behalf independent acquisition opportunities. Mr. Fuehrer may assist Mr. Guzzetti in this activity. The Committee considered those arrangements to be appropriate at the time considering the nature and size of the Corporation's business, the responsibilities to be assumed by Mr. Guzzetti and his background and experience.

Ralph R. Papitto, Chairman of the Executive Compensation and Benefits Committee

PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on the Common Stock of the Corporation for the last five fiscal years ended December 31, 2000 with the cumulative total return over the same period (i) on the broad market, as measured by the American Stock Exchange Market Value Index, and (ii) on a peer group, as measured by a composite index based on the total returns earned on the stock of the publicly traded companies included in the Media General Financial Services database under the three Standard Industrial Classification (SIC) codes within which the Corporation conducts the bulk of its business operations; SIC Code 367, Electronic Components Accessories (270 companies), SIC Code 267, Converted Paper and Paperboard Products, except Boxes (29 companies) and SIC Code 355, Special Industry Machinery (84 companies). The data presented in the graph assumes that $100 was invested in the Corporation's Common Stock and in each of the indexes on December 31, 1995 and that all dividends were reinvested.

Also presented in the graph is a peer group trend line representing total returns for a former peer group which utilized SIC Code 4813, Telephone Communications except Radio Telephones (174 companies) and SIC Code 4213, (Trucking, except Local (42 companies) instead of SIC Code 367 and SIC Code 355. The Corporation made the switch because its Telephone Communications and Trucking operations were spun off in September 1999.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG LYNCH CORPORATION AMEX MARKET INDEX AND PEER GROUP INDEX*
COMPANY/INDEX/MARKET              12/31/95    12/31/96     12/31/97    12/31/98   12/31/99   12/31/00

Lynch Corp                          100.00     120.51       141.88      120.51      44.12      73.50
SIC Codes 266, 4813 & 4213          100.00     106.54       131.56      147.14     194.58     157.21
AMEX Market Index                   100.00     105.52       126.97      125.25     156.15     154.23
SIC Codes 267, 355 & 367            100.00     124.17       136.80      156.89     322.19     249.90

* On September 1 1999, the Corporation spun off Lynch Interactive Corporation which owned the multimedia and services businesses previously owned by the Corporation. As a result, the returns for the pre and post Spin Off periods are not comparable. On September 1, 1999, the Corporation's stock traded without giving effect to the Spin Off and closed at $87. On September 2, 1999, giving effect to the Spin Off, the Corporation's stock closed at $33 and Lynch Interactive's stock closed at $56. On December 31, 1999, the Corporation's stock closed at $25 13/16 and Lynch Interactive's stock closed at $99 7/8.

TRANSACTIONS WITH CERTAIN AFFILIATED PERSONS

Mr. Gabelli is affiliated with various entities which he directly or indirectly controls and which are engaged in various aspects of the securities business, such as an investment advisor to various institutional and individual clients including registered investment companies and pension plans, as a broker-dealer, and as managing general partner of various private investment partnerships. During 2000, the Corporation and its subsidiaries engaged in various transactions with certain of these entities and the amount of commissions, fees, and other remuneration paid to such entities, excluding reimbursement of certain expenses related to Mr. Gabelli's employment by the Corporation (including approximately $45,000 reimbursement (including Lynch Interactive) in connection with an airplane in part owned by a subsidiary of Gabelli Capital Partners, Inc.), was less than $60,000.

In 1998, Lynch Corporation entered into a lease for approximately 5,000 square feet in a building in Rye, New York, recently purchased by an affiliate of Mr. Gabelli. The lease runs through December 2002, and provides for rent at approximately $18.00 per square foot, per annum plus a minimum of $2.50 per square foot per annum for electricity, subject to adjustment for increases in tax and other operating expenses. The amount of the lease is currently approximately $8,400 per month. Lynch Interactive became the primary lessee of such lease at the Spin Off. Effective as of March 1, 2000, Lynch Corporation entered into a one-year lease for approximately 1,150 additional feet of space at a rent of $2,400 per month, which is being extended on a month to month basis.

To assist Mr. Guzzetti in purchasing the Corporation's stock in the open market, the Corporation loaned Mr. Guzzetti $309,500 on June 5, 2000 and $61,000 on September 20, 2000. The loans bear interest at 6% per annum (with accrued interest of $11,656 at December 31, 2000), and are payable when Mr. Guzzetti ceases to be an employee of the Company or an affiliate. To assist the Corporation in funding said loans, Mr. Gabelli loaned the Corporation $371,000 at an initial interest rate of 7.5% per annum adjusted prospectively on each interest payment date to two points below the prime rate, which loan is payable upon demand.

INDEPENDENT AUDITORS

Representatives of Ernst & Young, the Corporation's auditors for 2000, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions. The Corporation has not yet selected a principal auditor for 2001 because it wanted to finalize the 2000 audit before considering auditors for 2001.

Audit Fees

The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Corporation's 2000 financial statements and the reviews of the financial statements included n the Corporation's Form 10-Q for 2000, including fees for the Corporation's public subsidiary, Spinnaker Industries, Inc. was $461,600.

No Financial Information Systems Design and Implementation Fees:

No fees were billed by Ernst & Young for 2000 for financial information systems design and implementation fees?

All Other Fees:

The aggregate fees billed by Ernst & Young for services for 2000 for services other than as set forth above were $343,202. The Audit Committee considered that the provisions of these services were compatible with maintaining Ernst & Young’s independence.

Audit Committee Report:

This year, the Audit Committee has reviewed the Corporation's audited 2000 financial statements and met with both management and Ernst & Young, the Corporation's independent auditors, to discuss the financial statements. The Audit Committee has also discussed with Ernst & Young, the Corporation's independent auditors for 2000, any matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). It has also discussed with Ernst & Young whether Ernst & Young received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with the audit. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independent Standards Board No. I, Independent Discussions with Audit Committees. These items relate to the firm's independence from the Corporation.

Management has primary responsibility for the Corporation's financial statements and the overall reporting process, including the Corporation's systems of internal controls. Management has represented to us that the 2000 financial statements were prepared in accordance with generally accepted accounting principles.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the Corporation's 2000 audited financial statements be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

The Corporation's Board has adopted a written charter for the Audit Committee, a copy of which is attached as Exhibit A to this Proxy Statement.

Ralph R. Papitto (Chairman) Avrum Gray (Member)

        The members of the Audit Committee are all “independent” for purposes of the American Stock Exchange listing standards.

SECTION 16(a) REPORTING

Section 16(a) of the Securities and Exchange Acts of 1934, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission and American Stock Exchange initial reports of ownership and reports of changes in the ownership of Common Stock and other equity securities of the Company. Such persons are required to furnish the Corporation with copies of all Section 16(a) filings. Based solely on the Corporation's review of the copies of such filings it has received and written representations of directors and officers, the Corporation believes that during the fiscal year ended December 31, 2000, its officers, directors, and 10% shareholders are in compliance with all Section 16(a) filing requirements applicable to them.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the 2002 Annual Meeting of Shareholders must be received by the Office of the Secretary, Lynch Corporation, 401 Theodore Fremd Avenue, Rye, NY 10580, by no later than December 21, 2001, for inclusion in the Corporation's proxy statement and form of proxy relating to the 2002 Annual Meeting.

MISCELLANEOUS

The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation has employed the firm of Morrow & Co. Inc., 445 Park Avenue, 5th Floor, New York, New York, 10022 to assist in this solicitation at a cost of $3,500, plus out-of-pocket expenses. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams and personal interviews, and the telephone.

ANNUAL REPORT

The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 2000, has been sent herewith to each shareholder. Such Annual Report, however, is not to be regarded as part of the proxy soliciting material.

By Order of the Board of Directors

Robert J. Dexter
Chief Financial Officer

Dated: April 18, 2001

SCHEDULE A

LYNCH CORPORATION

AUDIT COMMITTEE CHARTER

Organization

This Charter governs the operations of the Lynch Corporation (the “Company”) Audit Committee (the “Committee”). The Committee shall review and reassess the Charter at least annually and obtain the approval of the Board of Directors (the “Board”). The Committee shall be appointed by the Board of Directors and, no later than June 14, 2001, shall consist of at least three directors, each of whom are “independent” of management and the Company and are “financially literate” as those terms are used by the Securities and Exchange Commission.

Statement of Policy

The Committee shall provide assistance to the Board in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others, with respect to the Company’s financial statements and financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the legal compliance, conflict of interest and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the independent auditors, have more time, knowledge and detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the external auditor’s work.

The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order best to react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

        o The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company’s shareholders. The Committee shall have the ultimate authority and responsibility to evaluate the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board the selection of the Company’s independent auditors.

        o The Committee shall discuss with the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing. Also, the Committee shall discuss with management and the independent auditors, the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

        o The Committee shall review the interim financial statements with management and the independent auditors prior to any earnings release and prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

        o The Committee shall review with management and the independent auditors, prior to any press release and prior to filing, the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

Limitation

Nothing in this Charter is intended to alter in any way the standard of conduct that applies to any of the directors of the Corporation under the Indiana Business Corporation Law, as amended, and this Charter does not impose, nor shall it be interpreted to impose, any duty on any director greater than, or in addition to, the duties or standard established by the Indiana Business Corporation Law.

LYNCH CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned shareholder of LYNCH CORPORATION (the "Corporation") hereby appoints Roger J. Dexter and Mary J. Carroll, or any one of them (each with power to act alone and with power of substitution), Proxies of the undersigned, with authority to vote at the Annual Meeting of Shareholders of the Corporation to be held May 10, 2001 at 3:00 p.m., and at any adjournments thereof, all the shares of Common Stock of the Corporation which the undersigned would be entitled to vote if then personally present, upon the matters specified below, and, in their discretion, upon such other matters that may properly come before the Annual Meeting, and any adjournments thereof.

The shares represented by this Proxy shall be voted in accordance with the instructions given by the shareholder, but if no instructions are given, this Proxy will be voted FOR all of the nominees for Directors listed in Item 1 and, in the discretion of the Proxies, with respect to any other matter that is properly brought before the Annual Meeting.

(continued and to be signed on the reverse side)

LYNCH CORPORATION

1. Election of Directors Duly Nominated:

FOR WITHHOLD Anthony T. Castor, III, E. Val Cerutti, Robert E. Dolan, Mario J. Gabelli, Avrum Gray, Louis A. Guzzetti, Jr. and Ralph R. Papitto. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names on the space provided below.)

Please sign exactly as your name appears on this Proxy. All joint owners must sign. When acting as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.

Dated:______________________________, 2000 _____________________________________(L.S.) (Signature of Shareholder) ____________________________________(L.S.) (Signature of Shareholder)

PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.